EXHIBIT 99.1

     For more information contact:
Kevin Eichner or Frank Sanfilippo (314) 725 5500
Melissa Sturges (816) 221 7500 or Ann Marie Mayuga (314) 469 4798

ENTERPRISE FINANCIAL AGREES TO SELL GREAT AMERICAN BANK CHARTER AND DESOTO, KS LOCATION

St. Louis, February 6, 2008. Enterprise Financial Services Corp (NASDAQ: EFSC) announced today an agreement to sell its Great American Bank subsidiary to First Financial Bancshares, Inc., a bank holding company with a subsidiary, Lawrence Bank, which currently operates two branches in Lawrence, KS. Great American operates two branch locations – in DeSoto KS and Claycomo MO. The agreement is subject to standard terms and conditions, including regulatory approvals.

In a related transaction, prior to the sale of Great American, Enterprise Bank & Trust will purchase the assets and assume the liabilities of the Claycomo branch and will operate that branch as part of its metropolitan Kansas City franchise. First Financial will then purchase the Great American bank charter and its remaining DeSoto branch and operate a community bank under the Great American name based in DeSoto, KS.

Enterprise Financial acquired Great American Bank and its parent company Clayco Bancshares, Inc. in February 2007.

Peter Benoist, Enterprise Financial Chairman and CEO of Enterprise Bank & Trust, commented, “Our branch in DeSoto is successful. However, as a result of our two recent acquisitions in the Kansas City metropolitan area, we gained more branch locations than our business model currently requires. This transaction, coupled with a previous decision to sell a branch in Liberty, MO, enables us to more effectively deploy our capital and our people to execute Enterprise’s business strategy in the Kansas City market. And at the same time, the DeSoto community retains a local, full service banking facility to be operated by First Financial.”

First Financial President, Douglas Compton, announced that Travis Hicks will be the President and CEO of the acquired Great American Bank. Hicks stated, “We are extremely pleased to build upon the successes of our predecessors with this agreement to purchase the Great American Bank DeSoto location and expand our financial services into the DeSoto and Johnson County markets.”

The sale is expected to close in the second quarter of 2008, subject to regulatory approval. The Great American transaction and Liberty branch transaction are expected to result in a combined after-tax gain for Enterprise of approximately $.06 to $.08 per share in 2008.

Enterprise Financial operates commercial banking and wealth management businesses in metropolitan St. Louis and Kansas City and a loan production office in Phoenix, Arizona with an intent to establish a de novo state bank charter in 2008. The Company is primarily focused on serving the needs of privately held businesses, their owner families, executives and professionals.

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Readers should note that in addition to the historical information contained herein, this press release contains forward-looking statements, which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements. We use the words “expect” and “intend” and variations of such words and similar expressions in this communication to identify such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, burdens imposed by federal and state regulations of banks, credit risk, exposure to local and national economic conditions, risks associated with rapid increase or decrease in prevailing interest rates, effects of mergers and acquisitions, effects of critical accounting policies and judgments, legal and regulatory developments and competition from banks and other financial institutions, as well as other risk factors described in Enterprise Financial’s 2006 Annual Report on Form 10-K. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.